Approved March 16, 1998




                           SEAGULL ENERGY CORPORATION
                                      1998
                            EXECUTIVE INCENTIVE PLAN


Background

     The 1998 Executive Incentive Plan (the "Incentive Plan") for Seagull Energy Corporation is designed to motivate key employees of the Company to achieve tough, but realistic, performance goals and to reward those employees who perform at or above the expected level. The Incentive Plan defines participants, award opportunities and performance goals for the 1998 performance year. It is, of course, based upon the 1998 Operating Plan (the "Operating Plan") and is designed to maximize performance incentives while allowing for the recognition of individual efforts through a significant discretionary component.

Participation

     Participants in the Incentive Plan are those key employees whose positions have been valued in the salary structure in and above Grade 12. These are the persons responsible for the annual and longer-term success of the company.

Timing of Payments

     One hundred percent of any Incentive Plan award earned for the 1998 performance year will be paid to the recipient during the first quarter of the year following the performance year. The recipient must be an employee on the payment date in order to receive such payment.

Award Opportunities

     Annual incentive targets are expressed as a percentage of total salary earned during a given year and can increase to double the targeted amounts or decrease to zero, relative to the achievement of predetermined performance goals and subject to senior management and Board of Director discretion at year-end. The Compensation Committee of the Board reserves the right to modify the performance measures and award levels specified in the objective components of the Incentive Plan if presently unforeseen circumstances should occur during the year which invalidate any of the material assumptions that underlie the Operating Plan, or if, in the opinion of the Compensation Committee, such modifications are required to avoid a result that is inequitable to either the company or the Incentive Plan participants.


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Performance Measures

     The performance measures for the Incentive Plan are summarized on the following pages. Four performance components are included with the following weightings:

        Pre-tax  cash flow from  operations  20% weight  Reserve  additions  and production replacement costs 30% weight Company stock performance assessment 10% weight Discretionary individual performance assessment 40% weight

     Pre-tax cash flow from operations (PCFO) - the first component is defined as earnings before income taxes, plus operating and non-operating depreciation, depletion and amortization, plus pre-tax incentive compensation expense, and is based on actual corporate performance for the year as compared to the Company's Operating Plan projection of PCFO.

     Reserve additions and production replacement costs - the second component is comprised of two subparts, reserve additions and production replacement costs, weighted at 15% each. Using the Company's Operating Plan projections for the Incentive Plan year, actual reserves added and actual production replacement costs are compared to the corresponding projections for each.

     Company stock performance assessment - the third component compares both the Company's average and year-end stock price for the Plan year to its average and year-end stock price for the preceding year and then compares the resulting percentage changes to the percentage changes (calculated in the same manner) for each of the peer group companies.

     Discretionary individual performance assessment - the fourth component will be determined individually and subjectively, based on each participant's individual job performance.

     The performance components will be measured independently of the other at year-end. At that time, the Chief Executive Officer will recommend specific awards, subject to final approval of each element of the total awards by the Compensation Committee and ultimately by the Board of Directors.
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Performance Weightings:

                 20% on pre-tax cash flow from operations 30% on reserve additions and production replacement cost 10% on Company stock performance assessment 40% on discretionary individual performance assessment

I. Objective Performance Assessments - 60%:

     Pre-Tax Cash Flow from Operations (PCFO) - 20%

 The performance award will be calculated as follows:


                 Column 1                Column 2            Column 3             Column 4

                                                                                 Percentage of
               Pre-Tax Cash            Percentage of      Percentage of             Total
                Flow From             Operating Plan       PCFO Target           Target Award
              Operations (1)          Projection (2      Award Earned (3)         Earned (3)


                 $173,437                    85                        0              0
                 $183,640                    90                       25              5
                 $193,842                    95                       60             12
                 $204,044                   100                      100             20
                 $255,055                   125                      150             30
                 $306,066                   150                      200             40




     (1)  Earnings   before  income  taxes  plus  operating  and   non-operating
depreciation, depletion and amortization and also plus pre-tax incentive compensation expense (dollars in thousands).

     (2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial PCFO performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of PCFO.

     (3) If, after the actual PCFO for the performance year is determined, it falls within the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.


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               Reserve Additions and Production Replacement Cost - 30%

     The performance award will be comprised of two subparts as follows:

     1. The first element is weighted at 15% and compares actual reserves added during the Plan year to the Company's Operating Plan projection for the Plan year.



              Column 1                 Column 2                 Column3                   Column 4

              Reserves              Percentage of            Percentage of           Percentage of Total
               Added                Operating Plan            Target Award              Target Award
             (BCFE) (1)             Projection (1)             Earned (2)                Earned (2)


               205.2                      80                        0                          0
               230.9                      90                       25                       3.75
               243.7                      95                       60                          9
               256.5                     100                      100                         15
               282.2                     110                      150                       22.5
               307.8                     120                      200                         30


     (1) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial reserve addition performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of reserve additions.

     (2) If after the actual reserve additions for the performance year are determined, the aggregate total falls between the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.





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2.  The  second  element  is  weighted  at 15% and  compares  actual  production replacement costs for the Plan year to the Company's Operating Plan projection for the Plan year, calculated in both cases in the manner reflected in the Operating Plan.



                  Column 1                Column 2                Column3                  Column 4

                 Production            Percentage of           Percentage of          Percentage of Total
                Replacement            Operating Plan          Target Award              Target Award
                  Cost (1)             Projection (2)           Earned (3)                Earned (3)


                   $1.20                    120                      0                         0
                   $1.10                    110                     40                         6
                   $1.00                    100                     100                       15
                   $0.90                     90                     140                       21
                   $0.80                     80                     200                       30


     (1) Considers cost of all reserve additions, including acquisitions.

     (2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial production replacement cost performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of production replacement cost.

     (3) If after the actual production replacement cost for the performance year are determined, it falls within the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.


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     Company Stock Performance Assessment - 10%

     The performance award will be based upon, A) the difference between the Company's average stock price ("Average Price") for the calendar year preceding the performance year and the Average Price for the performance year and, B) the difference between the stock's year-end closing price ("Closing Price") for the calendar year preceding the performance year and the stock's year-end closing price for the performance year. The Average Price for each respective year will be determined by dividing the number of trading days in the year into the sum of the respective closing prices of the Company's stock for each such trading day. The percentage changes in the Average Price and the Closing Price from the previous year to the performance year are calculated. Then the same comparisons are made for each of the peer companies selected for the Plan, and the Company is ranked accordingly. The performance award for this component will then be calculated as follows:



                        Column 1                      Column 2                       Column 3

                      Change In                    Percentage of               Percentage of Total
                    Average Price                  Target Award                   Target Award
                  Relative to Peers                 Earned (1)                     Earned (1)

                   25th percentile                      0                              0
                   40th percentile                      40                              4
                   50th percentile                      80                              8
                   55th percentile                     100                             10
                   60th percentile                     120                             12
                   70th percentile                     160                             16
                   80th percentile                     200                             20




     (1) If after the actual percentile is determined, it falls within the ranges shown in Column 1, the exact incentive award percentages for Columns 2 and 3 will be calculated by interpolation.



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

     The peer companies are:

           1.    Anadarko Petroleum Corp.                          13.  Ocean Energy, Inc.
           2.    Apache Corp.                                      14.  Oryx Energy Co.
           3.    Barrett Resources Corp.                           15.  Pioneer Natural Resources Co.
           4.    Burlington Resources, Inc.                        16.  Pogo Producing Co.
           5.    Devon Energy Corp.                                17.  Santa Fe Energy Resources, Inc.
           6.    EEX Corp.                                         18.  Union Pacific Resources Group Inc.
           7.    Enron Oil & Gas Co.                               19.  Union Texas Petroleum Corp.
           8.    Equitable Resources, Inc.                         20.  United Meridian Corp.
           9.    Forcenergy, Inc.                                  21.  Vastar Resources Inc.
           10.  Newfield Exploration Co.                           22.  Vintage Petroleum, Inc.
           11.  Noble Affiliates, Inc.                             23.  Trans Texas Gas Corp.
           12.  Nuevo Energy Co.                                   24.  Triton Energy, Ltd.


     II. Discretionary Individual Performance Assessment - 40%

          The discretionary individual performance assessment will be determined informally and subjectively on the basis of each participant's individual job performance and primarily governed by the extent to which individual and collective goals and objectives established at the beginning of the year are achieved.

          At year-end, the Chief Executive Officer will counsel with his direct reports in completing discretionary performance assessments for each participant and recommend specific awards, which will be subject to final approval by the Compensation Committee and ultimately by the Board of Directors.


     Total Plan Payout Potential:

     Maximum potential is 200%
     Target goal is 100%
     Minimum potential is 0%